[Matthews Letterhead]






                                                              September 28, 1998


                         URGENT: PLEASE VOTE YOUR SHARES


Dear Shareholder:

         We previously mailed to you proxy materials relating to the special meetings of shareholders of the Matthews International Funds to be held on October 8, 1998.

         According to our latest records, we have not received your proxy card. Regardless of the number of shares you own, it is important that they are represented and voted at the meeting. If you have not already mailed your proxy card, please take a moment to SIGN, DATE and MAIL the enclosed duplicate proxy card promptly in the return envelope provided for your convenience. If you need assistance in voting your shares by mail or would like to vote by telephone please call our solicitor D.F. King toll-free at 1-800-628-8536.

     For the reasons set forth in the Proxy Statement dated August 31, 1998 the Board of Trustees recommends a vote "For" each proposal.

         Thank you for your cooperation and continued support.

                                                             Sincerely,

                                                             /s/G. Paul Matthews
                                                                G. Paul Matthews
                                                                President